                                                                      Exhibit 99

                                                            For more information

                                                                       Jay Lemke
                                                          Carmichael Lynch Spong
                                                                  (612) 375-8529
                                                               jlemke@clynch.com

                 ASV Reports Record Results for 3rd Quarter 2004

         Full Year EPS Guidance Increased from $1.12-1.20 to $1.20-1.26

         GRAND RAPIDS, MN (October 26, 2004) -- ASV, Inc. (NASDAQ: ASVI) today reported its second consecutive quarter of record net sales and net earnings with its results for the third quarter of 2004. Net sales totaled $40.6 million for the third quarter of 2004, compared with $29.2 million for the third quarter of 2003. With the gross profit percentage increasing to 22.9%, net earnings increased to a record level of $4.4 million, or $.34 per share, for the third quarter of 2004, compared with $3.1 million, or $.29 cents per share, for the third quarter of 2003, despite a 22% increase in the number of diluted shares outstanding in the third quarter of 2004.
         For the nine months ended September 30, 2004, net sales increased 61% to $112.7 million, compared with $70.2 million for the same period in 2003. Net earnings doubled to $12.2 million, or $.92 per share, for the nine months ended September 30, 2004 compared with $6.1 million, or $.59 per share, for the same period in 2003, even with a 30% increase in the number of diluted shares outstanding for the nine months ended September 30, 2004.
         Commenting on the third quarter results, ASV CEO Gary Lemke said, "ASV experienced another quarter of record sales and profitability during the third quarter of 2004. Our sales mix changed, as we had anticipated, as Caterpillar Inc. (NYSE: CAT) increased its purchases of ASV's undercarriages for use on their Multi-Terrain Loaders (MTL) during the third quarter of 2004. Sales of undercarriages to Caterpillar were 40% of our sales for the third quarter of 2004, up from 26% for the second quarter of 2004. MTL orders continue strong and we anticipate MTL undercarriage sales will account for approximately 37-40% of our total sales for fiscal 2004, exclusive of Loegering's sales. Sales of R-Series Posi-Track products accounted for 46% of our sales for the third quarter of 2004, compared with 58% for the second quarter of 2004. Sales of service parts increased to $5 million for the third quarter of 2004, compared with $2.9 million for the comparable period in 2003, as the population of machines and undercarriages in service steadily increases."
         During the third quarter of 2004, ASV's gross profit percentage increased to 22.9%, compared with 22.3% for the third quarter of 2003 and 22.4 % for the second quarter of 2004. This increase in gross profit percentage was due to savings realized from ASV's cost reduction project implemented during the first quarter of 2004 as well as price increases on selected R-Series Posi-Track products and MTL products during the third quarter of 2004. Partially offsetting these increases were steel surcharges of approximately $800,000 during the third quarter of 2004. Speaking on this matter, Lemke stated, "We're pleased to achieve an increased gross profit percentage in the third quarter of 2004, even with the level of steel surcharges we experienced. We believe our raw material savings and price increases will offset the surcharges we expect to receive for the balance of 2004."

         Loegering Mfg. Inc. Acquisition
         -------------------------------
         On October 4, 2004, ASV closed on its acquisition of Loegering Mfg. Inc. of Casselton, North Dakota in a merger transaction. ASV acquired all the outstanding common stock of Loegering for $18.23 million through the issuance of approximately 430,000 shares of ASV common stock valued at $14.75 million and cash of $3.48 million. Of the total ASV shares issued in the transaction, 130,699 shares will be registered for resale on a Form S-3 Registration Statement, with the remaining shares unregistered. Following completion of the transaction, Loegering became a wholly owned subsidiary of ASV. In a related transaction, ASV acquired real property representing Loegering's manufacturing facility from Loegering affiliates for $1.57 million. Loegering, a 33-year-old company, is the original manufacturer and a leader in over-the-tire steel tracks for wheeled skid-steers and also provides attachments for the skid-steer market. In addition, Loegering has developed new, proprietary technology -- the Versatile Track System(R) (VTS(R)) -- a bolt on bolt off track system that will convert most skid-steers from wheels to rubber tracks.
         Speaking to the Loegering acquisition, Lemke stated "We believe the VTS Track System has significant opportunities for the wheeled skid-steer market, of which there are an estimated 500,000 units currently in service. The VTS Track System allows skid-steer owners to experience many of the benefits of a rubber track undercarriage on the machine they currently own. We anticipate the VTS Track System will represent over 50% of Loegering's sales for the fourth quarter of 2004."

         Outlook
         -------
         Regarding ASV's overall outlook for the balance of 2004, Lemke stated, "With the additional fourth quarter sales of Loegering, expected to be in the range of $6-7.5 million, we anticipate our consolidated sales for 2004 will reflect an increase of 59-64% over 2003. This translates into anticipated net sales of $153-158 million for fiscal 2004. We anticipate ASV's diluted earnings per share will reflect an increase of 54-62% over 2003, which equates to expected earnings per share in the range of $1.20-1.26 for fiscal 2004, which includes two to four cents accretion from Loegering. This earnings per share guidance is based on an anticipated diluted share count of approximately 13.4 million shares outstanding for fiscal 2004, a 20% increase over 2003."
         Continuing, Lemke stated, "With our recent acquisition of Loegering and our annual planning conference with Caterpillar scheduled for later in the fourth quarter, we believe it is too early to provide detailed guidance regarding our anticipated sales and earnings levels for 2005. We believe the market for rubber track loaders will continue to expand at a rapid rate in 2005 and anticipate ASV will experience another record year of sales and earnings in 2005."

         Conference Call
         ---------------
         ASV will conduct a live Webcast at 9 a.m. Central time, Tuesday, October 26th to discuss its results for the third quarter of 2004 and its outlook for the remainder of 2004. The call will be broadcast over the Internet and can be accessed at either www.vcall.com or ASV's web site, www.asvi.com, in the investor relations section under the "About ASV" tab. To listen to the call, go to either of the two Web sites at least 15 minutes prior to the call to register, download and install any needed audio software. A replay of this call will be available both telephonically and over the Internet approximately two hours after its conclusion. The telephonic replay will be available through Wednesday, October 27th, and can be accessed by dialing 877-660-6853 and entering account number 1628 and conference ID number 121557. The Internet replay will be available for 30 days and can be accessed at www.vcall.com or www.asvi.com.

         About ASV
         ---------
         ASV designs, manufactures and sells rubber-tracked, all-purpose crawlers and related accessories and attachments. ASV also manufactures rubber-tracked undercarriages, which are a primary component on Caterpillar's Multi Terrain Loaders. With its patented undercarriage technology, ASV leads all rubber-tracked, all-purpose crawlers in technology and innovation. ASV's products are able to traverse nearly any terrain with minimal damage to the ground, making it effective in industries such as construction, landscaping and agriculture. For more information, visit ASV's website at www.asvi.com.

         Forward-Looking Statements
         --------------------------
         Note: The statements set forth above regarding ASV's future expected sales and earnings levels, the benefits of Loegering's products and technology, including its VTS track system, the effect of the acquisition on ASV's financial results, Loegering's anticipated sales and earnings for 2004 and the benefits of the acquisition are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Certain factors may affect whether these anticipated events occur including the risks and uncertainties associated with successfully integrating the operations of Loegering, unanticipated delays, costs and expenses inherent in the development and marketing of new products and services; developments in the demand for each companies' products and services; ASV's ability to successfully manufacture its products; unanticipated delays, costs or other difficulties in the manufacture of the products; unanticipated problems or delays experienced by Caterpillar relating to the manufacturing or marketing of the MTL machines; market acceptance of the machines; deterioration of the general market and economic conditions; corporate developments at ASV or Caterpillar; ASV's ability to realize the anticipated benefits from its relationship with Caterpillar and Loegering; relationships with major customers and suppliers; the ability to retain key personnel; the impact of governmental laws and regulations; competitive factors; and any future acts or threats of terrorism or war. Any forward-looking statements provided from time-to-time by the Company represent only management's then-best current estimate of future results or trends. Additional information regarding these risk factors and uncertainties is detailed from time to time in the Company's SEC filings, including but not limited to, its report on Form 10-Q for the period ended June 30, 2004.

                 Condensed financial statements are as follows:

A.S.V., INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

                                                       Three Months Ended                  Nine Months Ended
                                                          September 30,                      September 30,
                                                 -------------------------------   --------------------------------
                                                     2004              2003              2004             2003
                                                 -------------    --------------   --------------    --------------
Net sales...................................     $  40,607,328    $   29,188,649   $  112,742,264    $   70,215,357
Cost of goods sold..........................        31,303,643        22,676,469       87,100,595        55,567,464
                                                 -------------    --------------   --------------    --------------
         Gross profit.......................         9,303,685         6,512,180       25,641,669        14,647,893
Operating expenses:
     Selling, general and administrative....         2,345,209         1,510,603        6,341,065         4,554,786
     Research and development...............           223,798           192,909          561,333           556,795
                                                 -------------    --------------   --------------    --------------
         Operating income...................         6,734,678         4,808,668       18,739,271         9,536,312
Other income (expense)
     Interest expense.......................           (27,907)          (31,292)         (84,684)          (99,968)
     Other, net.............................           216,088            19,067          577,501           106,100
                                                 -------------    --------------   --------------    --------------
         Income before income taxes.........         6,922,859         4,796,443       19,232,088         9,542,444
Provision for income taxes..................         2,493,000         1,717,000        7,025,000         3,410,000
                                                 -------------    --------------   --------------    --------------
     NET EARNINGS...........................     $   4,429,859    $    3,079,443   $   12,207,088    $    6,132,444
                                                 =============    ==============   ==============    ==============

Net earnings per common share -- Diluted.        $         .34    $          .29   $          .92    $          .59
                                                 =============    ==============   ==============    ==============

Diluted weighted average shares ............        13,105,023        10,743,850       13,307,484        10,430,048
                                                 =============    ==============   ==============    ==============

A.S.V., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS


      ASSETS                                                              September 30,        December 31,
                                                                              2004                 2003
                                                                       -----------------     -----------------
CURRENT ASSETS
    Cash & short-term investments............................          $      48,179,165     $      29,708,418
    Accounts receivable, net.................................                 28,312,083            16,484,603
    Inventories..............................................                 29,257,453            26,686,707
    Other current assets.....................................                    955,293             3,614,506
                                                                       -----------------     -----------------
    Total current assets                                                     106,703,994            76,494,234
PROPERTY AND EQUIPMENT, net..................................                  7,763,655             6,129,922
                                                                       -----------------     -----------------

        Total assets                                                   $     114,467,649     $      82,624,156
                                                                       =================     =================

                       LIABILITIES & SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
    Current portion of long-term liabilities.................          $         141,867     $         136,414
    Accounts payable.........................................                  7,429,059             6,004,890
    Accrued liabilities......................................                  3,689,777             2,358,473
    Income taxes payable.....................................                  1,714,751                    --
                                                                       -----------------     -----------------
        Total current liabilities                                             12,975,454             8,499,777
LONG-TERM LIABILITIES, less current portion..................                  1,738,862             1,844,858
SHAREHOLDERS' EQUITY.........................................                 99,753,333            72,279,521
                                                                       -----------------     -----------------

        Total liabilities & shareholders' equity                       $     114,467,649     $      82,624,156
                                                                       =================     =================